Exhibit 3.2

CERTIFICATE OF DESIGNATION
OF
SERIES D JUNIOR PARTICIPATING PREFERRED STOCK
OF
DHT HOLDINGS, INC.

DHT Holdings, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Corporation”), certifies that the Board of Directors of the Corporation (the “Board of Directors”) has duly acted to approve an amendment to the definition of “Authorized Shares Amendment”, set forth in Section 2 of the Certificate of Designation (the “Certificate of Designation”) of Series D Junior Participating Preferred Stock of the Corporation, which, after giving effect to such amendment, shall read as follows:

“Authorized Shares Amendment” means the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000 shares.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Certificate of Designation to be duly executed by its duly authorized officer as of this 12th day of May 2017.

DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Chief Financial Officer